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F I N A L T R A N S C R I P T PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call Event Date/Time: May. 03. 2011 / 3:00PM GMT

FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
CORPORATE PARTICIPANTS
Jim Jacobson
Pulse Electronics Corporation — Director of IR
Ralph Faison
Pulse Electronics Corporation — Chairman, President, and CEO
Drew Moyer
Pulse Electronics Corporation — CFO
Alan Benjamin
Pulse Electronics Corporation — COO
CONFERENCE CALL PARTICIPANTS
Joe Wittine
Longbow Research — Analyst
Fred Buonocore
CJS Securities — Analyst
Sean Hannan
Needham & Company — Analyst
Michael Gallo
CL King & Associates — Analyst
Hendi Susanto
Gabelli & Company — Analyst
Jeffrey Mann
Coyote Capital — Analyst
PRESENTATION
Operator
Good morning, and welcome to the Pulse Electronics first-quarter 2011 results conference call. All participants will be in listen-only mode. (Operator Instructions). Please note, this event is being recorded.
I would now like to turn the conference over to Mr. Jim Jacobson, Director of IR. Please go ahead, sir.

Jim Jacobson — Pulse Electronics Corporation — Director of IR
Thank you, Dani. I’m Jim Jacobson, Director of Investor Relations for Pulse Electronics. With me today are Ralph Faison, our Chairman, President, and Chief Executive Officer; Drew Moyer, our Chief Financial Officer; and Alan Benjamin, our Chief Operating Officer. This morning we will discuss our results for the first quarter of 2011 and provide our outlook for the second quarter of 2011. Then we will take your questions.
Before we begin our presentation, let me take care of five administrative items. First, we will use a slide presentation to accompany our prepared remarks; a PDF of the slides has been posted to our website. Second, this call is being webcast, and a replay will be available on our website for two weeks.
Third, we will make statements considered forward-looking within the meaning of federal securities laws. These statements are based on our current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
results to differ materially from the forward-looking statements. For a discussion of such risks and uncertainties, see the Risk Factors section of our most recent 10-K and 10-Q, as well as in certain of our other SEC filings. The Company undertakes no obligation to revise or update any forward-looking statement.
Fourth, management’s comments and the accompanying slide presentation should be read in conjunction with the first-quarter earnings press release that we issued this morning. The press release contains our results according to US Generally Accepted Accounting Principles. In this call, all references to operating profit or loss and diluted earnings or loss per share are on a non-GAAP basis. These non-GAAP measures exclude severance, impairment, and associated costs; non-cash stock-based compensation expense; accelerated depreciation; and costs associated with an unsolicited takeover attempt in applicable periods. For a reconciliation to US GAAP results and a rationale for our usage of non-GAAP measures, see slides 21 and 22 in our presentation.
And last, as you may know, on February 28, 2011, Bel Fuse, a direct competitor to Pulse, publicly announced an unsolicited proposal to acquire Pulse for $6 per share. The Pulse Board, exercising its fiduciary obligations, and in consultation with its advisors, thoroughly reviewed the proposal and unanimously determined that it is not in the best interest of Pulse, its shareholders, and other constituents.
Subsequently, in an attempt to further its proposal, Bel Fuse has nominated candidates to Pulse’s board. We have made our position on Bel Fuse’s proposal and its related board nominations very clear in public communications to shareholders. We believe Bel Fuse is attempting to capture the current and future value that rightly belongs to all Pulse shareholders. We ask that shareholders review our materials carefully and vote for all of Pulse’s nominees at our upcoming annual meeting. If shareholders have any questions, we encourage them to call us directly.
And now I’ll turn the call to Ralph.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Thanks, Jim, and thank you, everyone, for joining us on the call today. Our earnings release was distributed before the market opened. And I’ll provide an overview of our first-quarter performance, give you more insight on the actions we’re taking to reduce costs and expenses, and then Drew will discuss our financial performance in more detail, followed by Alan, who will give you a bit of an operations update. Then I’ll come back and review our outlook for second quarter of 2011 and then open up the call for your questions.
So let me start with slide 3, if I can call your attention there. Our first-quarter performance was in line with our guidance. Sales were $88 million, and non-GAAP operating loss was $2.9 million in the quarter. The non-GAAP loss included approximately $1 million of costs associated with the closure of two factories in China, which was approximately $685,000, and the elimination of audio products, which was about $360,000.
So we continued to focus our efforts on our strategic turnaround plan and delivered strong progress on our cost and expense reduction efforts in the quarter. Our first-quarter sales and operating loss were in the range we provided in February, and the underlying drivers were consistent with our views.
We experienced strong demand in our Power segment. In our Network segment, we experienced lower overall demand industry-wide, as certain customers are working through inventory that was built up in 2010.
Our Wireless sales declined as expected, due to lower sales from a major OEM that changed its sourcing strategy. And this was partially offset by strong year-over-year growth in sales from new customers.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
So I’m pleased to report the team’s strong progress on our strategic turnaround plan, and in particular on four key areas of focus — number one, to improve our Wireless segment; number two, to lower cost and operating expenses; number three, to optimize our manufacturing footprint; and number four, to implement a new ERP system.
So let me discuss each of these, starting with improving the Wireless segment. Wireless sales declined in the first quarter, as we expected. However, we generated $6.7 million of sales from new customers in the quarter. This is strong improvement from the $0.5 million in the first quarter of 2010. We also secured 32 design wins in the quarter. Drew and Alan will discuss Wireless a little further in each of their sections.
During the quarter, we took actions that are expected to reduce costs and expenses, approximately $6.6 million annually. Certain of these items began delivering savings in the first quarter, but the full amount will be in effect in the third quarter of 2011. And I’ll provide more specifics a little bit later in my comments.
We made strides to optimize our manufacturing footprint in the quarter. We closed two facilities in the higher-cost coastal region of China, as we continued to migrate to lower-cost existing facilities in central China. One of these factories was the largest factory in our legacy supply network.
With respect to implementing a new ERP system, we hired a Chief Information Officer in March. John Dickson brings a demonstrated track record of implementing ERP systems and enhancing companies’ information technology capabilities.
As we promised, we’ll continue to provide updates on the status of these key actions on future quarterly calls. But let me turn a little bit and discuss our cost and expense reduction efforts in more detail.
So if I can point your attention to slide number 4, we’ve outlined these actions, the expected annual savings, and the expected timeframe these actions will deliver the full reduction effect. In total, these actions are expected to generate approximately $6.6 million of annual savings and will be in full effect in the third quarter of 2011.
Of the $6.6 million, approximately $3.9 million is related to operating expenses. That’s about one-third of our previously stated objective — to reduce operating expenses approximately $12 million in the next 12 to 18 months. The remainder of the operating expense reductions will be similar in nature — that is, smaller incremental items, as there’s no one large item that we can quickly reduce to get at that $12 million.
As we’ve communicated, we will continue to identify additional cost and expense actions and provide an update on our progress on future quarterly calls. Let me just take a few minutes and review each of the cost and expense reduction items briefly.
If you recall, on our February call we announced we would consolidate our corporate headquarters near Philadelphia into our US operational headquarters in San Diego. As we eliminated our holding company structure and became a pure-play electronics components company, having senior management in two locations was no longer efficient.
We now believe the annual savings from this consolidation will be approximately $1.5 million. That compares with our original estimate in February of about $1 million. We’ve also progressed faster than previously expected on the consolidation. Currently, we believe the annual savings for this consolidation will begin in the third quarter of 2011.
We previously discussed the need to rationalize our manufacturing footprint. During the first quarter, we closed two factories in the higher-cost regions of coastal China, to bring our total number of factories to eight from its original ten. These closures are expected to generate $2.5 million of annual cost savings.
The closure of these two facilities, and related migration to lower-cost existing facilities in central China, resulted in approximately $685,000 of dual overhead in the first quarter. So Drew will provide more insight on how this impacted our financial results in

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May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
the quarter. But I just wanted to point out, it’s important to note this dual overhead will not reoccur in the second quarter and beyond.
We eliminated product lines in our Audio business this quarter. Our Speaker and Receiver business was not large enough to stand on its own. It was far smaller than its primary competitors, and it lacked global scale.
After trying to sell this business, we determined that time and expense savings were more important than continuing a sale process. Therefore, we made the decision to eliminate certain product lines late in the quarter. We incurred approximately $360,000 of operating expenses in the first quarter, related to these products. However, going forward, we expect to save $1.4 million per year from these product eliminations.
The fourth cost and expense action we took was the elimination of organizational layers. This included multiple disciplines in North America and a small number of support positions. We believe these eliminations will result in an annual savings of $1.2 million.
I’m pleased with our progress on our strategic turnaround to date, and the reasons I came to Pulse remain very much in place. The Company has several strengths from which to build. Number one, we have strong engineering and manufacturing expertise. Number two, we have strong relationships with leading electronic OEMs and CEMs. Number three, we serve large, attractive markets. And fourth, we have a straightforward strategic plan to create value and attractive financial results in a relatively short period of time.
Now, we’re not without challenges, most notably the need to improve Wireless and to reduce costs and expenses. We believe we will be successful. And while I would love to have two to three years to accomplish the actions we need to accomplish, after one quarter with the Company, it’s very clear to me our shareholders do not have the patience to wait two to three years. Therefore, we have set 12 to 18 months’ timeframe to do these actions.
The shortening of the timeline does increase execution risk. However, we’re confident we’ll be able to show concrete proof points that Wireless, in particular, is on the right track in 12 months. It may not be completely to the scale we want or need it to be. However, we should be able to secure enough design wins on high-volume programs that are successful in the market, to prove a valid path to success. As I previously stated, if we can’t, we will look for alternatives.
On the cost and expense reduction front, these actions are never easy. However, we’ve identified about one-third of the needed operating expense savings in just one quarter. We’ll continue to identify more cost and expense reduction opportunities. And working together with dedicated teams, I have a proven track record of reducing costs and expenses in my career, and I’m confident we can reduce Pulse’s costs and expenses to stated levels in 12 to 18 months.
So with that short overview, I’m going to turn the call over to Drew for a more thorough review of the first-quarter results. Drew?

Drew Moyer — Pulse Electronics Corporation — CFO
Okay, thank you, Ralph. I’ll begin on slide 6 with net sales. Net sales were $88 million in the first quarter, compared to $92.9 million in the prior-year quarter. This revenue level was at the lower end of the outlook range we provided earlier.
We continued to generate strong year-over-year growth in our Power segment. Power sales grew 25.2% to $31.9 million in the quarter, from $25.5 million in the first quarter of 2010. This performance reflects strength in the industrial, high-efficiency computing, automotive, and military/aerospace markets.
This gain in Power was offset by slightly lower sales in our Network segment and the decline in Wireless that we expected. Network sales declined 1.9% to $42.5 million, from $43.4 million in the prior-year quarter. This performance reflects lower

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
demand industry-wide, as certain customers reduce the inventory they built in 2010, particularly during the robust second and third quarters last year.
Wireless sales of $13.6 million in the quarter were consistent with our outlook and compared with $24.0 million in the prior-year quarter. This performance primarily reflects the sourcing strategy change at one of our large OEM customers and normal seasonality.
Sales of our Audio business — which, as Ralph said, we eliminated product lines in this business late in the quarter — are included in this segment as well. These factors were partially offset by $6.7 million in sales to new antenna customers in the quarter, compared with $0.5 million in the prior-year quarter.
Please turn now to slide 7 and I’ll review gross profit margin. Cost of sales — cost of goods sold declined 5% to $69.6 million in the quarter, from $73.3 million in the prior-year quarter. Gross margin was 20.9% in the quarter, compared with 21.1% in the prior-year quarter. This lower gross margin reflects higher overall wage rates, higher material costs, lower volume, lower pricing for Network products, and the decline in Wireless sales.
These negative factors were partially offset by the strong demand in our Power segment and the continued migration to lower-cost existing facilities in China. At the end of the first quarter, between 60% and 65% of our labor, company-wide, was in lower-cost areas in China.
Now let’s move to selling, general, and administrative expenses, which are covered on slide 8. SG&A expenses declined 5.1% to $21.5 million in the quarter, from $22.7 million in the prior-year quarter. This performance reflects prudent expense management in light of the lower volume in the Wireless and Network segments. In particular, we reduced operating expenses significantly in Wireless. The decline in SG&A also reflects lower amortization, as certain intangible assets have been fully amortized.
As a percentage of net sales, SG&A expenses were 24.5% in the quarter, compared with 24.4% in the prior-year quarter, reflecting the 5% decline in both sales and SG&A expenses in the quarter.
As Ralph mentioned, we have taken significant new actions in reducing operating expenses. As we look to the near term, you should expect overall SG&A, including development and engineering, to be in the 20% to 22% range.
Let’s move to slide 9. Our operating loss was $2.9 million in the quarter, compared with a loss of $1.6 million in the prior-year quarter. This performance primarily reflects the lower Wireless and Network sales, and higher overall wage rates and material costs compared with the prior year.
The first-quarter operating loss included approximately $1 million of costs related to savings actions we took. In particular, it included approximately $685,000 of dual overhead related to the closure of two factories in southern China and approximately $360,000 of operating costs of Audio products that were eliminated at the end of the quarter. These factors were partially offset by strong sales gains in Power and prudent expense management in light of the lower volumes.
Turning to slide 10, diluted earnings per share from continuing operations was $0.01 in the quarter, compared with a loss of $0.24 in the prior-year quarter. This performance primarily reflects other income in the quarter, compared with other expense in the first quarter of 2010, and a larger tax benefit.
Let me provide a few comments on the other income and expense, tax benefit, and interest expense. Other income was $1.5 million in the quarter, compared with expense of $5.9 million in the prior-year quarter. In the prior-year quarter, the main component of other expense was a net foreign currency loss, which primarily resulted from changes in the multiple currencies in our intercompany lending program. Our efforts to simplify our organization and reduce the number of legal entities have reduced our foreign currency exposure.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
Income tax benefit was $5.1 million in the quarter, compared with a benefit of $2.1 million in the prior-year quarter. The increased tax benefit primarily reflects the absence of certain impairment charges in the quarter compared with the prior-year quarter, as well as the release of a non-US tax reserve in the first quarter of 2011. The reserve release was due to actions we’re taking to streamline our legal entity structure, specifically the dissolution of a non-US legal entity in a country where we no longer operate, as well as favorable resolution of tax audits.
Net interest expense was $1.3 million in both the first quarter of 2011 and 2010, reflecting comparable average debt levels related to continuing operations in both fiscal periods. In the first quarter of 2010, a portion of the outstanding balance on our credit facility was attributable to discontinued operations which have been divested.
With that review of our consolidated results, let me provide a review of the performance of our three segments, starting with Network on slide 11.
Network sales, which are concentrated in the enterprise datacomm and carrier infrastructure markets, were $42.5 million in the first quarter, compared with $43.4 million in the prior-year quarter. Operating profit was $0.4 million in the quarter, compared with $2.3 million in the prior-year quarter.
The group’s financial performance reflects lower overall industry demand, lower pricing, higher overall wage rates, and higher material costs compared with the first quarter of 2010, as well as approximately $685,000 of dual-overhead costs associated with the closure of two factories in China. The closure of the two factories is expected to result in annual cost and expense savings of approximately $2.5 million.
Power is on slide 12. Power sales grew 25.2% to $31.9 million in the first quarter, from $25.5 million in the prior-year quarter. Sales were strong in the industrial, high-efficiency computing, automotive, and military/aerospace markets, and they were flat in the enterprise datacomm market.
Operating profit was $0.5 million in the quarter, compared with a loss of $1.4 million in the prior-year quarter. This financial performance reflects the strong sales growth, partially offset by higher overall wage rates and material costs compared with the prior-year quarter.
Turn to slide 13 and I’ll review Wireless. Wireless net sales were $13.6 million in the first quarter, compared with $24.0 million in the prior-year quarter. We generated $6.7 million in sales from new antenna customers in the first quarter, compared with $0.5 million in the prior-year quarter.
The operating loss was $4.1 million in the quarter, compared with $4.0 million in the prior-year quarter. This financial performance reflects normal seasonality and the continued impact of a sourcing strategy change at a large customer, while we grow revenues at new customers. We continued to invest in this segment, while carrying a significantly lower cost structure.
Our Wireless results also included approximately $360,000 of operating costs related to audio product lines that were eliminated at the end of the quarter. The elimination of these product lines is expected to result in annual cost and expense savings of approximately $1.4 million.
As we said on our last earnings call, the Wireless business is being treated as a startup and is on a short leash. Adding back the $360,000 of Audio-related expenses that will not reoccur, the Wireless loss was $3.7 million on sales of $13.6 million, which compares with a loss of $4 million on $24 million of sales in the prior-year quarter.
This view demonstrates the significant cost-reduction activities that we have taken. A lower loss on 43% lower sales is significant.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
Nonetheless, we have committed to invest less in the Wireless business in 2011 than the $14 million invested in 2010. We need to see a continued decline in quarterly losses, along with continued growth in sales from new customers. Both items showed progress in the first quarter.
With that review of our segments, turn to slide 14 and I’ll cover the balance sheet. Total debt was $82.2 million at April 1, 2011, the same as at December 31, 2010. We had $29.2 million of cash and cash equivalents at April 1, 2011, compared with $35.9 million at December 31, 2010. This decrease in cash primarily reflects $3.4 million for FRE, a majority-owned subsidiary’s buyback of its common stock; $1.9 million in capital expenditures; and $1 million for the payment of dividends. Our consolidated statement of cash flows will be included in our Form 10-Q, which we expect to file next week.
With that review of first-quarter financial performance, I’ll turn the call over to Alan, who will provide an operational update.

Alan Benjamin — Pulse Electronics Corporation — COO
Thanks, Drew. I’ll start on slide 16 with a brief summary of five operational highlights.
First, we continued to simplify our manufacturing footprint. As Ralph and Drew mentioned, we closed two factories in the higher-cost areas in China in the quarter. Both of the factories primarily served our Networking segment. One was historically the Company’s largest facility, with approximately 9,000 workers at its peak in 2007. These closures are expected to generate $2.5 million of annual cost and expense savings.
Now we have eight factories, which for a company of our size is still too many. For competitive reasons, we have not disclosed the number of factories we believe is correct. However, we look for additional actions to streamline our manufacturing footprint as well as to increase automation.
Second, as Ralph also said, we eliminated products in our Audio business in the quarter. While we were disappointed we did not complete a sale of the business, the proceeds would not have been significant. These product eliminations are expected to save $1.4 million annually.
Third, we continued to make progress on the improvement in Wireless. We generated $6.7 million of sales from new customers in the seasonally slower first quarter. We’ve also secured 32 design wins in the quarter. While the number of design wins is down from 40 in the fourth quarter of 2010, we believe we are making progress in earning wins on higher-volume platforms compared with this time last year, because we’ve proven our capabilities to many of our new customers.
As a proof print, we recently secured a design win with a major OEM on a high-volume, currently commercially successful platform. Clearly, we have to execute for this particular customer, as well as to broaden our customer base further and deepen our penetration with all of our new customers. However, we are cautiously optimistic based on our continued design wins and the fact we possess the design engineering expertise that only a few companies in the world have.
Fourth, we announced price increases in the first quarter. The increases were necessitated by the higher minimum wage rates that took effect in many provinces in China in March, as well as rising material costs. Some of the price increases went into effect in late March. For many other customers, the price increases took effect in the second quarter. And for those customers with annual contracts, the price increases will go into effect in the third quarter.
Fifth, let me address the earthquake that hit Japan in March. While clearly the event was tragic for the people in Japan, it had very little impact on our first-quarter results. However, it may impact our second quarter from a demand perspective, particularly in the automotive industry.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
Our components are not the central issue. Other supply chain components, such as sensors, are built in Japan. As production lines around the world have been impacted, the demand for all components could be impacted.
From our supply chain perspective, only a handful of our raw materials were affected. However, we have successfully secured alternate sourcing and do not anticipate supply problems.
I’ll now turn the call back to Ralph for our second-quarter outlook and concluding remarks.
Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Thanks, Alan. Two slides ago, if I can ask you to look at slide number 18, you see our outlook for the second quarter of 2011. As we look to the second quarter, we anticipate Network sales will reflect certain customers that are continuing to work through existing inventory. Our Wireless segment sales will continue to reflect lower sales from a major OEM customer, which are expected to be partially offset by growth in sales from new customers.
We believe demand will remain good in our Power segment, particularly in high-efficiency computing, alternative energy, and smart-grid markets. At this time, we expect second quarter for 2011 consolidated net sales to range from $91 million to $96 million, and non-GAAP operating profit to range from a loss of $2 million to a profit of $1 million.
As we have consistently communicated, we do not anticipate 2011 to be a strong year for top-line growth. The important point I want to make is we don’t count on top-line growth to assist in our objective to reduce operating cost as a percentage of sales. We are focusing our cost and expense reduction efforts on our current top-line run rate.
We delivered strong progress in the first quarter on our cost and expense reduction efforts. And we’ll continue that focus to become a leaner company, which we expect to result in more enhanced operating leverage when we do see a return of stronger top-line performance throughout the industry.
So before we take your questions, please turn to the last slide, 19, and I’ll summarize five takeaway points from this call. First, we generated first-quarter sales and operating profit that were in line with our guidance. Second, we detailed actions to reduce costs and expenses approximately $6.6 million. We’ll continue to identify additional reductions and communicate our progress quarterly.
Third, we continued to make progress to improve our Wireless segment. We generated $6.7 million in sales from new customers. And we’re also expanding our Wireless customer base, moving our way up the supply chain ladder to earn more business, with higher-volume product platforms. We have a long way to go but are moving in the right direction.
Fourth, we moved forward on actions to optimize our manufacturing footprint and closed two factories in high-cost areas. Fifth, and finally, I’d like to reiterate, Pulse has strong engineering and manufacturing expertise, and we serve growth markets. And we’ll continue to leverage these strengths to improve our future performance.
We thank you for your continued support, and urge you to vote the white proxy card, if you have not done so already. I look forward to reporting our progress on objectives in future quarters. And at this point, Dani, if we can turn the call over for questions.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
QUESTIONS AND ANSWERS
Operator
Thank you. We will now begin the question-and-answer session. (Operator Instructions). And the first question comes from Joe Wittine, Longbow Research. Please go ahead.

Joe Wittine — Longbow Research — Analyst
Hi, good morning. It’s Joe calling in for Shawn Harrison. Can you hear me okay?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes, Joe. How are you?

Drew Moyer — Pulse Electronics Corporation — CFO
Hi, Joe.

Joe Wittine — Longbow Research — Analyst
Good, thanks. Real quick — first question is going to be on the cost and expense actions. Of the $6.6 million that you laid out, I just wanted to ask — what of that have you recognized within the second quarter, and what — purely incremental savings on top of the second-quarter run rate?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes, as we’ve talked about, very little was recognized, number one, in the first quarter, so I’ll start there. And then as you kind of break down the $6.6 million, $1.5 million, which is associated with the corporate headquarters move, will begin in Q3. So at the beginning of Q3, we’ll see the full effect of that. $2.5 million of the cost associated with the closure of the two factories in China — that begins fully in second quarter, so we’ll see the full effects of that.
Now, the next two items — elimination of Audio products and the elimination of organizational layers, at $1.4 million and $1.2 million, respectively — we’re targeting those to begin in about the mid of second quarter as we move those people and expenses off the lines.
That all totals to $6.6 million, of which $3.9 million goes to operating expenses, and the remainder to cost.

Joe Wittine — Longbow Research — Analyst
I misspoke slightly, I guess, but it sounds like — I meant to ask about how much is in the first quarter, but it sounds like, from your comments, effectively nothing of the $6.6 million was in the —

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes, very little in the first quarter, given the fact we’re taking all these actions within the first quarter. And of course, for instance, the — while we’re ahead on the headquarters transition, we may have initially thought that the headquarters transition might

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
take us till September to start recognizing the full savings. We think we’re about a full quarter ahead, having that begin in Q3. But all those actions have started within the first quarter.

Joe Wittine — Longbow Research — Analyst
Makes sense, thanks. And then, secondly here, you used the word troughing to — when you were talking about the Wireless business. I think in the past you said you expect a low to mid-teens kind of trough level.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes.

Joe Wittine — Longbow Research — Analyst
[You said you were] there right now, and I think that was — the original comment was suggesting the timing of that would be in the second half of the year. So just kind of curious on an update. When does Wireless trough? How much also remained from the major customer that’s going away in the March quarter?
Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Sure. Yes, so Joe, we’ve seen a little — I think what we’ll — as we said in our last quarter call, we’ll see a little bumping along in that low teens area. One thing that has occurred — we can certainly see the progress of our new customers. One thing that has occurred — our existing or long-term customer that’s ramping down has certainly had more difficulty than we had initially anticipated, so the core demand of that customer may bump along between now and third quarter. I think we’ll still hold with third quarter being the crossover point to where we can start seeing growth associated with a consistent growth path of our new customers, particularly in consideration with the comments Alan made.
As we look at the flavor of our design wins over the last year, as you start with new customers, you don’t often get their cream-of-the-crop, high-volume runners on your first initial few design wins. So I would characterize our 2010 design wins as specialty products; lower-end, in terms of volume, products that proved Pulse to our new customers. And we’re now starting to see participation in high-volume, kind of cream-of-the-crop portions of portfolio, which I would expect then to start, towards the end of the year, kicking in and showing some significantly increased volumes for our new customer wins.

Joe Wittine — Longbow Research — Analyst
Do you have any thoughts on the timeline of when Wireless could potentially reach break-even based on the progress you’ve made?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes, we’ve in general targeted around a $100 million annual run rate, or $25 million per quarter. And what we’ve said is we would deliver that within the kind of 12-to-18-month timeframe. And then in our comments today, we’ve kind of broken that down to be more specific — within 12 months, we would be able to point to concrete proof factors. So we’d be able to point to, hey, that we’ve got a number of high-volume product wins, design wins, that are now successful both from the customer’s perspective — in other words, those high-volume products are being taken by consumers — and two, successful from our part in participating in that. So that we can see tangible revenue growth and can represent at margins that will drive to the ultimate

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
goal of getting this business back closer to the corporate average and something north of $100 million annual revenue contribution.
If we don’t hit that level, as we’ve said many times, we will look for alternatives. But so far, in the early prognosis and the design wins and the revenue growth, I am feeling better and better about the ability to get to that point.

Joe Wittine — Longbow Research — Analyst
Got it. Thanks, Ralph.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Sure thing, Joe.

Operator
Our next question comes from Fred Buonocore, CJS Securities. Please go ahead, sir.

Fred Buonocore — CJS Securities — Analyst
Yes, good morning.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Hi, Fred, how are you?

Drew Moyer — Pulse Electronics Corporation — CFO
Hi, Fred.

Fred Buonocore — CJS Securities — Analyst
Good, how you doing?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Good.

Fred Buonocore — CJS Securities — Analyst
On the Network side of the business, I realize the inventory situation is highly publicized with some of the larger public companies that you supply. Can you give us a little bit more color onto what you’re hearing and learning when you talk to your customers? And if you can give us a sense of what you think the timing is for this bottoming and maybe reaching a upward trajectory again?

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes, so I would point to two things. One is we get some pretty decent information, as you might imagine, on a couple things. One is, of course, what we ship to either our OEM customers or our CEM customers. Some of our original equipment manufacturers use contract manufacturers for their finished product. So we certainly know what we ship. We also sometimes get some pretty decent insight on what they — I’d refer to it as pull — what they’re pulling from their inventory.
Second and third quarter of 2010, we certainly shipped a lot. Kind of a fear factor of the shortage that was in first quarter of 2010, and we certainly shipped a lot. We watched that pull-through, and we continue to watch that pull-through, and the delta between what’s been shipped, what’s currently being demanded by those customers, which obviously is not where we’d like it to be, and then what’s being pulled through.
If we put all that together and throw it in our magic calculators, my rough guess is that, starting in second half, we’ll be back to more normalized business patterns where the ship-and-pull ratio is more even.

Fred Buonocore — CJS Securities — Analyst
Okay. Just so that I’m clear, is that to say that you actually start to see the revenue levels come back up on a sequential basis? Obviously, you’ll have some seasonal benefit there.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Sure. I would certainly — hard to forecast out beyond the quarter that we forecasted for, but just what I would say in general terms, we’d expect the seasonal return. We’d expect demand to improve. The other factor, of course, that’s helping prolong this gap between ship and pull is certainly the overall demand in the industry from some of our largest customers. I expect that, during second half, that demand to improve from a seasonal basis, and that certainly will help.
All across the board, one of our biggest challenges in the quarter we’re reporting and in our quarter outlook is just pure top-line demand from some of these large customers. Seeing great demand on the Power side; seeing the expected Wireless challenges, with a key customer there having a little trouble, as well as new customer growth. And then on the Network side, just overall industry demand could be a lot better. We expect that to be better in the second half and into 2012.

Fred Buonocore — CJS Securities — Analyst
Okay, and on a related note, you had in the past talked about a new Network-related application that Pulse had developed. Can you give us any update on the status of that and the outlook for that opportunity?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes, it’s still early. We are seeing continued progress in both our development of our pre-production line here in San Diego. Not yet ready to announce victory or announce a specific product. And we are seeing continued enthusiasm from our key what I’ll call Network products customers, in their early testing of our solution.
So I’m hoping that during the second quarter, of course, we’ll get a lot smarter and a lot better. I would hope that during the third quarter we’d be able to give more public data about the particular product and what it does. And I’ll tell you — like I say, it’s always — with a new technology, it’s early still. But everything we’ve seen thus far makes me more optimistic that this will be a successful product and perhaps a nice kind of step-function change in the technology associated with our Network products group.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
Fred Buonocore — CJS Securities — Analyst
All right, we’ll look forward to hearing more about it. Thank you.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
All right, sure thing.

Operator
Our next question comes from Sean Hannan, Needham & Company. Please go ahead, sir.

Sean Hannan — Needham & Company — Analyst
Yes, good morning.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Hey, Sean, how are you?

Drew Moyer — Pulse Electronics Corporation — CFO
Hi, Sean.

Sean Hannan — Needham & Company — Analyst
Good. So you had talked about Wireless troughing. You’ve gotten a couple questions around this. And since your large customer in that business is apparently going to bounce along, is there a way to get a sense of just a clean number of what that would have been in the quarter if we weren’t considering that top customer or that large customer?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
So kind of what we originally expected or would’ve thought they might have done?

Sean Hannan — Needham & Company — Analyst
Well, we could either look at it that way or just even excluding that large customer. So basically, what do they generate for you in the quarter?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Well, excluding the large customer, our new customers were $6.7 million as we pulled out. So the remainder was that large customer.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
Sean Hannan — Needham & Company — Analyst
Okay, it was the entire remainder. Okay. All right, and then in terms of the design wins for 32, where were we — can you remind us where we were a year ago?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Oh, a year ago. Know what we were at fourth quarter?

Alan Benjamin — Pulse Electronics Corporation — COO
In the single —

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Single digits, 6, 7 design wins.

Sean Hannan — Needham & Company — Analyst
Okay.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Fourth quarter was a nice, large quarter with 40 design wins. But I guess to Alan’s comments, what he was intimating — within the 32 was a very nice, high-volume win for an existing high-volume program for a very large OEM.
So what we’ve been struggling with — we would love for our OEM customers to allow us to share the name and share the product line. But obviously, they aren’t all that anxious to have their suppliers noted and/or their component supply noted. But we’re quite pleased. Now, we’ve got to execute against that program, but this is a program with high probability of continued high volume in terms of sales to customers. And then we’ve won a piece of that program, which would drive high volume for us. So, cautiously optimistic. We’ve got to execute. It’s a new design. But we’re quite pleased with that progress in terms of the nature of design wins.

Sean Hannan — Needham & Company — Analyst
Okay, so you’re putting it in there as a second source, it looks like.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Well, all of our customers have at least two sources in general. In this particular one, I don’t know if we want to disclose the specific number of sources there are, but directionally, I’d say you’re pretty close.

Sean Hannan — Needham & Company — Analyst
Okay. And then this is something that you would anticipate to ramp volume in the back half of the year? Is that an ‘11 program?

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes.

Sean Hannan — Needham & Company — Analyst
Okay. So if you were looking at the portfolio of wins or programs that you’ve won but either are still at a fraction of the opportunity or were largely slated to ramp in the second half, can you call out perhaps how many of these recent wins we expect to be far more substantial in the back half of the year versus what we’re generating today?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes, I guess I’ll be cautious and just say the one that I’m most optimistic about is the one we talked about, with the large OEM and their large-volume run.

Drew Moyer — Pulse Electronics Corporation — CFO
Sean, maybe I can just clarify that revenue mix or split for you, if it wasn’t already obvious, in terms of the first part of your question here. A year ago, in the first quarter of 2010, Wireless had $24 million in total revenue, and our non-big-OEM customer revenue was $0.5 million. So $0.5 million out of $24 million. Now we’re down to $13.6 million, but $6.7 million of that is with new customers.
So this is the transition that we’ve been talking about for quarters now, and when you look over the course of the last four quarters, it’s been really dramatic. I mean, the Wireless revenue in total has come down almost in half, but the percentage of the total revenue that is not with that OEM is also half or a little more than half. So that’s the transition and the troughing. When that $6.7 million continues to grow and surpasses the decline from the original OEM that we talked about, that’s when we’ll really see the growth come back in total.

Sean Hannan — Needham & Company — Analyst
Sure, I follow. I was trying to clarify whether there had been some legacy business that perhaps was still in there. That’s helpful. Thanks, Drew. And then last question — when do you get to a point where you have to reassess the Wireless business? I know that you’ve been open to doing that at some point down the road if we’re not reaching the right levels of success. Do you reassess this at a point in 2011, or is that really not enough time?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Well, that’s a hard question to answer, other than the fact that we reassess it on a regular basis. So for instance, if we weren’t winning volume designs, that would certainly be a point of reassessment. Whether that would be a point to, say, throw in the towel, we’d have to make that determination. But I would say the assessment process happens on a monthly basis — watching, one, where the volume is; two, what the new designs are doing; and three, what the flavor of design looks like, in terms of a volume play, broad portfolio, and type of customer.
So we think that, on our current trajectory, as I mentioned earlier, within 12 months we’ll be able to provide a very strong go-or-no-go type decision around this Wireless business. We think that’s enough time.
As I said in my earlier remarks, if this were a company that Ralph owned all the shares in, given my confidence in this team, I might say — hey, a couple of years is a reasonable period of time to give this business. It’s become quite clear from our shareholders,

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
they don’t have that — share that same patience level that the Ralph Faison shareholder would. So therefore, that’s why we’re squeezing that and saying — look, in 12 months we’ll either provide concrete proof points or we’ll provide a plan of action for alternatives. In the interim period, if something either extraordinary positive or extraordinarily negative occurred, of course we’d take action on that time.

Sean Hannan — Needham & Company — Analyst
That’s very helpful. Thanks so much, and thanks for all the detail around the cost reductions.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
All right, sure thing, Sean. Thank you.

Operator
Our next question comes from Michael Gallo of CL King. Please go ahead.

Michael Gallo — CL King & Associates — Analyst
Hi, good morning.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Hi, Michael, how are you?

Michael Gallo — CL King & Associates — Analyst
Good. My question is just on the gross margins in the quarter. Obviously hit hard by some of the inventory and other factors that you’ve discussed, coupled with some cost increases. I was wondering, as you look to the second quarter, whether you’re seeing the pricing environment getting any better, or should we expect the gross margins to be pretty much the same? And then I was wondering, by segment, how the gross margins in the Wireless business right now are, relative to your Network and Power. Thank you.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
So let me do an overall comment on the gross margins. I would see — there’s a couple of factors. One is — and I would say the biggest factor is just purely top-line. A little top-line give certainly would be helpful. Volume would be nice.
Two, we’ve got other factors and mitigating factors to them, so other factors as in increase in raw materials, pricing pressure, and wage pressure. But mitigating that, we’ve got reducing the footprint, reducing costs within factories, moving to lower-cost labor areas, and we’ve also got looking across the board at expense and cost reductions.
Now, we’ve got also, that we started in late March, price increases. Now, those price increases, as Alan talked about — some will fall into Q2; some will fall into Q3. So overall margins, I would see and expect an improvement from a percentage perspective in Q3. That is, unless we get some nice earlier upside surprises on top-line. That, of course, we’ve always held. But as I look at the timing of our cost reductions, the timing of some of the things that we’re doing, Q3 is probably a better group to bank on.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
In terms of margins in the Wireless arena that you talked about — that you asked a question about — given the current mix of decline and then new products coming in, haven’t seen a substantial improvement in margin there yet. That’s where we need to get more scale, more volume associated with new design wins. But, again, I would start to see — we pointed to that troughing in Q3. I would start to see, from Q3 forward, margin improvements in that business.

Michael Gallo — CL King & Associates — Analyst
Okay, and then just to follow up on the Wireless business, is there still some revenue in the Wireless revenue segment from the old Radiall/Larsen acquisition? Because I think, if I heard the comments correctly, you spoke about the rest of the business being that historical OEM customer. So is that not in there anymore, or is it insignificant?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
I’ll have to turn that historical aspect over to Drew or Alan. Drew, you —?

Drew Moyer — Pulse Electronics Corporation — CFO
Yes, it’s in there. It’s in the — what was the Larsen business that we continue to have is in the Wireless segment.

Michael Gallo — CL King & Associates — Analyst
So, actually, the revenue — I guess the next part of that question is, the revenue then related to the non-new customer win —or the revenue related to the historical OEM customer, then, is less than the difference between the revenue in the quarter and the new-customer business. I mean, so I guess I was just trying to back into — how much is kind of left to run off? My recollection when you bought Radiall was, it was a $5 million-a-quarter revenue run rate business. Is that declined from those levels? Is that a realistic expectation, or is there still a lot more of that historical business still to run off?

Alan Benjamin — Pulse Electronics Corporation — COO
Well, when we bought the Radiall business, there were certain portions of that business that were not profitable business. And we said at the time, we planned on getting rid of those product lines, and in fact, that’s what we have done.
The other portion of the business is actually — the traditional Larsen business is there. It’s not terribly large. We have introduced new products there, but as you can imagine, sales into government entities, state and local and so on, is not terribly robust at the moment. But the business is there and reasonably okay. It’s not terribly large, though.

Michael Gallo — CL King & Associates — Analyst
But is it $1 million or $2 million? Is that roughly right?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes, I think that’s directionally correct, but I’m gathering here that’s not something that we’ve broken down to that degree of segment, but directionally correct on the —

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
Michael Gallo — CL King & Associates — Analyst
No, I’m just — right, right. And I’m just trying to understand —

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
— on the (multiple speakers) side.

Michael Gallo — CL King & Associates — Analyst
— kind of what’s left to run off, and I guess there is one other —

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes, no, I understand.

Michael Gallo — CL King & Associates — Analyst
— business in there that is not related to that. Thank you very much.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Quick point of clarification — it’s a small amount within the total number.

Drew Moyer — Pulse Electronics Corporation — CFO
Yes, we’ve also talked about in Wireless as a whole, Mike — as you know, we’ve said that a number of growth opportunities are not in cellular. So it’s not just the handset business and new OEMs in that business, but it’s also the machine-to-machine applications and the other antenna uses that we’re driving in that overall Wireless business.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
But obviously, the main focus is on the OEM customer and the new mobility customer for large scale, and driving that business to that $100 million point.

Operator
Our next question comes from Hendi Susanto, Gabelli & Company. Please go ahead.

Hendi Susanto — Gabelli & Company — Analyst
Hi, guys. Good morning. Thank you for taking my questions.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Sure thing. Good morning.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call

Drew Moyer — Pulse Electronics Corporation — CFO
Good morning.

Hendi Susanto — Gabelli & Company — Analyst
My first question is — in which segment or product groups are you seeing price increases? And can you talk about the magnitude?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes, I’ll let Alan take that one.

Alan Benjamin — Pulse Electronics Corporation — COO
Okay. We’ve increased prices in most all of our product groups. I don’t know if I can be much more detailed. The Wireless area, of course, are mostly all new design wins, so increases on prior business is not really the issue.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
But the design wins do incorporate the drivers for cost. And price increases are labor/raw materials, so the new design wins do incorporate a bill of materials that builds up associated with the proper margin.

Alan Benjamin — Pulse Electronics Corporation — COO
So we’ve seen price increases in most of the other businesses. Obviously, wages and materials affect most everything that you build.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Right. But as you might imagine, we’re a little sensitive about getting too much more specific about price increases either per product, per unit, or per customer.

Alan Benjamin — Pulse Electronics Corporation — COO
And as Ralph has said, the pricing environment within the Network area is more aggressive than it is in some of the other segments. And so the ability to hold those price increases has been somewhat less in that segment.

Hendi Susanto — Gabelli & Company — Analyst
Okay. And second question — how many customers do you have in the Wireless [entity] now?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Customers? In the Wireless? Have we disclosed that? Do we —?

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call

Alan Benjamin — Pulse Electronics Corporation — COO
We’ve never actually talked about that.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes. What I would say is we’re getting a broad representation of the large — there’s not that many large — again, going back to the principal item, the large handset OEMs, there’s not that many customers in the large handset OEM arena. And at this point we have the majority of them represented.

Hendi Susanto — Gabelli & Company — Analyst
Okay. And then could you talk about more details of your ERP implementation, such as the timeline, what type of ERP cost, and the potential benefits?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Sure. About five weeks ago, we hired John Dickson, a well-seasoned CIO with lots of ERP implementations under his belt. He just got back from China, so he’s now kind of done his assessment across all of Pulse operations and, of course, the important aspects of our manufacturing bases in China. So in the process now of working with a couple of vendors, to allow them to come in, and, now that he’s done his assessment, do their assessment and build in pricing, scopes of work, things of that sort.
So I would expect by the end of second-quarter call, or when we report on second quarter, we’ll have a little more definitive view of timeline of implementation, although I’ve been pretty straightforward in saying any ERP system, single instance, across a large platform I’ve ever seen, I expect it to be 18 months to full efficiency of implementation, process change, etc.
Second, what we’ve said from a capital perspective is we would not see a blip in our run rate of capital. We’ve looked at what we’ve had to invest in terms of factories and then what we might need to invest for an ERP system.
And then, third, any incremental expense associated with kind of redundant resources to implement ERP, we’ve built into our $12 million target over the 12-to-18-month period of time, to ensure that it’s not additive or detracting from that $12 million in savings that we’ll drive.

Hendi Susanto — Gabelli & Company — Analyst
Okay. My last question is for Drew. I would like to ask how much severance and restructuring costs should we expect in the second quarter and third quarter?

Drew Moyer — Pulse Electronics Corporation — CFO
Well, we said that, in connection with taking the $12 million and perhaps more to reflect the increase in the ERP cost that Ralph just mentioned, there’s no question that there’s going to be some level of severance and restructuring costs that will be necessary. We haven’t talked about what that will be specifically. I think something comparable to the first quarter, probably, is where we’re going to end up. Obviously, we only closed the headquarters one time, so that cost will not reoccur. On the other hand, purely from the infrastructure, the support, closing a couple of factories, reducing some headcount at those locations — that will require some additional charges.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
Hendi Susanto — Gabelli & Company — Analyst
Thank you.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Thank you very much.

Operator
(Operator Instructions). Our next question comes from [Jeffrey Mann] of Coyote Capital. Please go ahead.

Jeffrey Mann — Coyote Capital — Analyst
Hi, guys, how you doing?

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Hi, good.

Jeffrey Mann — Coyote Capital — Analyst
I appreciate, again, all the clarity on the restructuring and the efforts that you guys are putting into it. It seems that it’s off to the right start. I guess my question’s a little different. All the metric questions/financial questions you guys have answered, the other analysts have kind of covered with their questions. I guess my question’s more of an — obviously, if you can’t answer it, I understand and appreciate that.
But I guess my question’s more on the Bel Fuse proposal. And I guess the goal here, and I know management’s goal is obviously to create shareholder value. And, again, I guess you’ve got more detail in the offer than I guess was publicly disclosed to everyone else on Bel Fuse. I know that the $6, I guess, from where I read it, was more of kind of a starting point for them as long as they could do some diligence and see what the real value that we all think and hope that Pulse has.
And I guess I was kind of trying to get management’s feel on that. I mean, all the cost cutting and the restructuring — and hopefully, the top-line growth that’ll come — hopefully, eventually will get the stock price up — $6.50, $7.00, $7.50, $8.00. If there’s a way to monetize that now, I guess — I’m not saying I’m surprised that management’s saying — hey, guys, $6 is inadequate. But I think I am a little surprised that management — or maybe I’m wrong — wouldn’t at least engage and say — okay, let’s see what the real number is or isn’t.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Yes. No, that’s a good question, and we’ve certainly gotten that question a few times and certainly asked it of ourselves. So let me see if I can characterize for you — one, I agree with you. $6 is not adequate for what we see is the current, near-term, and then relatively near-term — call it 12 to 18 months — value that can be attained.
But perhaps more importantly than the $6, and to the point of why that isn’t, from our perspective, a starting point — I’ve done a lot of M&A in my 28 years, and I’ve always sought out key advisors who have done a lot more M&A in the timeframe that I’ve been around here. And the process really is a little backwards here.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
Typically, if someone were to see a starting point, you would have some surety of the value of that starting point. For instance, committed financing or a definitive cash-versus-stock consideration and a more definitive view of what is the stock likely to be. Is it voting shares? Is it not? We’ve certainly seen recent statements of a willingness to do what’s best for all shareholders, in consideration of Series A and Series B. I have to admit, I’m a little bit suspect given that the Series A holders are all part of the traditional family ownership of that particular company.
So as we look at the cash option first, which was given as an option, and we talk to advisors, we would see a high degree of leverage necessary if you were to combine the two balance sheets to even reach $6. So number one, we’ve had a number of banks say that they wouldn’t consider the transaction on a traditional financing basis, because the leverage would be something in the mid-4x leverage. And in this industry, having that kind of leverage, that kind of debt service, with the cycles like we’re seeing now — very hard to cover. So number one, credibility of a cash offer is a little suspect.
And if you started to say, even at $6 is a little suspect, then engaging to try to get something significantly north of $6 for what our shareholders deserve, you begin to wonder whether it’s, one, worth the time and, two, certainly, why would you want your nearest competitor to be able to open up books and do full due diligence on all your competitive information when the quality of the financing may be in somewhat of a question, as well as when the consideration of stock and/or cash would be in question.
So we look at it as, number one, $6 not sufficient; number two, $6 not a starting point, when the starting point isn’t qualified with an ability to pay $6. So that’s really where we’ve concluded. Spent a lot of time both talking directly to that company, with the CEO, with the director both — directors to directors, myself. I’ve only been here a quarter, but I’ve had two meetings with those individuals.
And I guess I would end on — we are not at all opposed to industry consolidation and not opposed at all to your last comment, which was — hey, if we could deliver value to shareholders today that is greater than what we think we can deliver if we’re successful across the board, a range of values we would estimate we can deliver, we of course will consider those kinds of things, evaluate them, and, of course, be willing to provide that to whatever our shareholders would like to do.
I think if we work to enter into that kind of a process at the appropriate time, I think there are a wide array of potential buyers, perhaps some that would have a great deal more potential to write a check, which is always the easiest way for me to represent to shareholders what the value would in fact be.

Jeffrey Mann — Coyote Capital — Analyst
So I appreciate that. I guess to follow up — so basically, what you’re saying is, obviously, that at least from the Bel Fuse perspective, you feel more comfortable that the — obviously, $6 — and I get why that’s not the number, but clearly, if they had a higher number, it could prove to you financing. You’re not close to that, on one side. On the flip side, obviously, if it were a bigger, larger company, we had no issues. This management is not saying that, for the right price — the Company’s not for sale, but the right price hasn’t been reached yet.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Beautifully said.

Jeffrey Mann — Coyote Capital — Analyst
Okay, thank you very much. I really appreciate it.

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FINAL TRANSCRIPT
May. 03. 2011 / 3:00PM, PULS — Q1 2011 Pulse Electronics Corp Earnings Conference Call
Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Thank you.

Operator
Thank you. This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Jacobson for any closing remarks. Please go ahead, sir.

Ralph Faison — Pulse Electronics Corporation — Chairman, President, and CEO
Thank you, Dani. This is Ralph Faison. I just want to thank everybody for continuing to support Pulse. Appreciate you participating on the call. We look forward to continuing to share information around our strategic plan and our continued plans for growth.
Last reminder, I’d like to ask you to support us and vote your white proxy card. Thank you very much.

Operator
To access the playback of the conference, you may dial 412-317-0088, and enter the number 449975, followed by the pound key. Press 1 to play the recorded conference. This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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